UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                           MAN-AHL DIVERSIFIED I L.P.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                            06-1496634
          --------                                            ----------
(State or other jurisdiction of                            (I.R.S. Employer
incorporatition or ogranization)                          Identification No.)



                         c/o MAN INVESTMENTS (USA) CORP.
                             123 North Wacker Drive
                                   28th Floor
                             Chicago, Illinois 60606
               (Address of principal executive offices) (zip code)


Registrant's telephone number, including area code: (312) 881-6800

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
                      -------------------------------------
                                (Title of Class)

                                Table of Contents

Item 2: Financial Information..........................................1

Item 13: Financial Statements and Supplementary Data..................13

Item 15: Financial Statements and Exhibits............................13

ITEM 2:  FINANCIAL INFORMATION

(a)   Selected Financial Data

      The following selected financial data for fiscal years ended December 31, 2007, 2006, 2005, 2004 and 2003 has been derived from audited financial statements of the Partnership. The Partnership is a speculative commodity pool. Past performance is not necessarily indicative of future results.


--------------------------------------------------------------------------------------------------------------
                              For the Year      For the Year     For the Year    For the Year   For the Year
                                   Ended            Ended           Ended           Ended           Ended
                                December 31,     December 31,     December 31,    December 31,   December 31,
                                   2007             2006             2005            2004           2003
--------------------------------------------------------------------------------------------------------------
Income Statement Items
----------------------
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Net gain on trading
  activities*                       $8,796,608       $1,771,906      $1,080,328        $560,091     $2,040,699
--------------------------------------------------------------------------------------------------------------
Net investment income*               1,765,730          666,119         138,057          68,894         70,164
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Partnership Expenses:
--------------------------------------------------------------------------------------------------------------
Brokerage Commissions                1,360,742          676,756         216,664         232,051        260,190
--------------------------------------------------------------------------------------------------------------
Management Fees                      1,383,412          578,815         193,197         201,094        231,001
--------------------------------------------------------------------------------------------------------------
Incentive fees                       1,521,277          227,938         115,997          89,776        216,303
--------------------------------------------------------------------------------------------------------------
Other Expenses                          88,026           67,960          50,454          49,121         41,967
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Net Income                           6,208,881          886,556         642,073          56,943      1,361,402
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Balance Sheet Items
-------------------
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Total assets                       $64,670,761      $31,662,722      $7,819,460      $7,047,950     $7,076,623
--------------------------------------------------------------------------------------------------------------
Total partners' capital            $59,555,390      $29,473,365      $6,935,027      $6,920,132     $6,706,911
--------------------------------------------------------------------------------------------------------------
Net asset value per
  outstanding Unit of
  partnership interest               $2,893.93        $2,555.67       $2,451.51       $2,208.50      $2,189.04
--------------------------------------------------------------------------------------------------------------



____________________
*allocated from Man-AHL Diversified Trading Company L.P.


                           Monthly Rates of Return (%)
                           ---------------------------

----------------------------------------------------------------------
       Month           2007      2006     2005      2004      2003
----------------------------------------------------------------------
      January          1.98      3.38     -5.63     0.60      7.82
----------------------------------------------------------------------
     February          -5.34     -3.01    2.73      4.54      7.61
----------------------------------------------------------------------
       March           -2.58     3.24     -0.75     -2.33    -8.50
----------------------------------------------------------------------
       April           6.86      5.09     -2.45     -7.67     1.04
----------------------------------------------------------------------
        May            3.14      -4.62    3.73      -1.97    10.40
----------------------------------------------------------------------
       June            3.53      -3.32    3.64      -5.77    -4.32
----------------------------------------------------------------------
       July            -2.16     -3.42    0.21      -0.04    -1.10
----------------------------------------------------------------------
      August           -4.62     2.57     4.25      0.86     -0.88
----------------------------------------------------------------------
     September         7.26      -1.04    3.26      2.62      2.53
----------------------------------------------------------------------
      October          5.05      0.34     -1.73     3.85      1.63
----------------------------------------------------------------------
     November          0.40      2.81     5.64      7.73     -1.58
----------------------------------------------------------------------
     December         -0.04      2.77     -1.76     -0.52     6.35
----------------------------------------------------------------------
Compound Period (%)   13.24      4.25     11.00     0.89     21.13

----------------------------------------------------------------------

      Monthly rates of return are calculated from financial information prepared on an accrual basis in accordance with generally accepted accounting principles and the rules of the CFTC.

(b)   Management's Discussion and Analysis of
      Financial Condition and Results of Operations

      Reference is made to the "Selected Financial Data" presented above, as well as to "Item 13: Financial Statements and Supplementary Data." The information contained therein is essential to, and should be read in conjunction with, the following analysis.

      (i)   Capital Resources

      Units may be offered for sale as of the beginning, and may be redeemed as of the end, of each month.

      The Partnership raises additional capital only through the sale of Units and capital is increased through trading profits (if any) and interest income. The Partnership does not engage in borrowing.

      The Partnership, not being an operating company, does not incur capital expenditures. It functions solely as a passive trading vehicle, investing the substantial majority of its assets in the Trading Company. Its remaining capital resources are used only as assets available to make further investments in the Trading Company and pay Partnership level expenses. Accordingly, the amount of capital raised for the Partnership should not have a significant impact on its operations. Due to the low margins required to support futures and forward trading, only approximately 20% to 40% of the capital of the Trading Company is needed to margin its positions, and the Trading Company holds most of its capital in cash and cash equivalents.

      The value of the Partnership's and Trading Company's cash and any cash equivalent instruments is not materially affected by inflation. Changes in interest rates, which are often associated with inflation, could cause the value of any debt instruments held by the Partnership and /or Trading Company to decline, but only to a limited extent. More important, changes in interest rates could cause periods of strong up or down market price trends, during which the Partnership's profit potential generally increases. However, inflation can also give rise to markets which have numerous short price trends followed by rapid reversals, markets in which the Partnership is likely to suffer losses.

      (ii)  Liquidity

      Partnership assets not invested in the Trading Company are maintained in cash and cash equivalents in bank accounts or accounts with the Broker and are readily available to the Partnership. The Partnership may redeem any part or all of its limited partnership interest in the Trading Company at any month-end at the net asset value per unit of the Trading Company. The Trading Company's assets are generally held as cash or cash equivalents which are used to margin futures and forward contract and other over-the-counter contract positions and are withdrawn, as necessary, to pay redemptions (to the Partnership and other investors in the Trading Company). Other than potential market-imposed limitations on liquidity, due, for example, to limited open interest in certain futures markets or to daily price fluctuation limits, which are inherent in the Trading Company's futures trading, the Trading Company's assets are highly liquid and are expected to remain so. During its operations through December 31, 2007, the Trading Company has not experienced any meaningful periods of illiquidity in any of the markets traded by the Trading Advisor and the Partnership has not experienced any meaningful periods of illiquidity.

      (iii) Critical Accounting Policies

      The Partnership's investment in the Trading Company is valued at the Partnership's proportionate interest in the net assets of the Trading Company. The performance of the Partnership is directly affected by the performance of the Trading Company.

      Trading Company realized and unrealized trading gains and losses on futures and forward contracts, which represent the difference between cost and selling price or quoted market value, are recognized currently in the statements of operations. All trading activities are accounted for on a trade-date basis. Interest income is recorded on an accrual basis. In the normal course of business, the Trading Company enters into derivative contracts (derivatives) for trading purposes. Derivatives include futures and forward contracts. The Trading Company records its derivative activities on a mark-to-market basis. Fair values are determined by using quoted market values for futures contracts and by using quoted values for forward contracts. Assets, liabilities, gains, and losses denominated in foreign currencies are translated at exchange rates at the date of valuation.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the General Partner to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Based on the nature of the business and operations of the Partnership and the Trading Company, the General Partner believes that the estimates utilized in preparing the Partnership's and Trading Company's financial statements are appropriate and reasonable; however, actual results could differ from these estimates.

      The estimates used do not provide a range of possible results that would require the exercise of subjective judgment. The General Partner further believes that, based on the nature of the business and operations of the Partnership and the Trading Company, no other reasonable assumptions relating to the application of the Partnership's or Trading Company's critical accounting estimates other than those currently used would likely result in materially different amounts from those reported.

      (iv)  Off-Balance Sheet Arrangements

      Neither the Partnership nor the Trading Company engages in off-balance sheet arrangements.

      (v)   Contractual Obligations

      Neither the Partnership nor the Trading Company enters into any contractual obligations or commercial commitments to make future payments of a type that would be typical for an operating company or that would affect their liquidity or capital resources. The Partnership's sole business is trading futures contracts, forward currency and other over-the-counter contracts, both long (contracts to buy) and short (contracts to sell), indirectly through its investment in the Trading Company. All such contracts other, than certain currency forward contracts, are settled by offset, not delivery. The substantial majority of such contracts are for settlement within four to six months of the trade date and the substantial majority of such contracts are held for less than four to six months before being offset or rolled over into new contracts with similar maturities.

      The Trading Company's audited financial statements, included with the Partnership's audited financial statements included with this Registration Statement, present a condensed schedule of investments setting forth the fair value and percent of partners' equity of the Trading Company's open futures and forward contracts, both long and short, at December 31, 2007 and December 31, 2006. At December 31, 2007 and December 31, 2006, the Partnership's ownership percentage of the Trading Company was 22.89% and 14.47%, respectively.

      (vi)  Results of Operations

Performance Summary

      The Partnership is a speculative managed futures fund which trades pursuant to the AHL Diversified Trading Program, indirectly through its investment in the Trading Company.

      The AHL Diversified Trading Program is a futures and forward price trend-following, trading system. The AHL Diversified Trading Program is entirely quantitative in nature and implements trading positions on the basis of statistical analyses of past price histories.

      The AHL Diversified Trading Program, like most trend-following systems, is designed in the anticipation that most of its trades will be unprofitable; the objective of overall profitability depending on the system identifying certain major trends which occur and recognizing significant profits from participating in such trends.

      The past performance of the AHL Diversified Trading Program is not necessarily indicative of its future results. This is the case with all speculative trading strategies. Moreover, the markets in which the AHL Diversified Trading Program is active have seen major changes in recent years, including the influx of entirely different classes of market participants. These changed circumstances may mean that the markets in which the Trading Advisor has previously traded on behalf of the Trading Company are not necessarily representative of those in which it trades on behalf of the Trading Company currently.

      As a speculative futures fund, the Partnership (inclusive of the Trading Company) effectively maintains all of its capital in reserve. The Trading Company does not "buy" or "sell" futures or forward contracts in the traditional sense; rather, through taking positions in these markets, the Trading Company, and thus the Partnership indirectly, acquires loss/profit exposure and uses its capital to cover losses and provide margin (which constitutes a good faith deposit towards the Trading Company's (but not the Partnership's) obligation to pay such losses) to support its open positions. Each of the Partnership and the Trading Company maintains most of its capital in cash and cash equivalents.

      Futures trading programs are proprietary and confidential. As is the case with any speculative futures fund, it is impossible to predict how the Partnership will perform. It is not possible, as it is in the case of an operating business, to predict performance trends, analyze future market conditions or evaluate the likely success or failure of the Partnership.

      There are certain general market conditions in which the Partnership is more likely to be profitable than in others. For example, in trendless or stagnant markets, the AHL Diversified Trading Program is unlikely to be profitable. On the other hand, trending markets with substantial price change momentum can be favorable to the AHL Diversified Trading Program. However, because of the continually changing population of market participants as well as supply and demand characteristics, it cannot be predicted how the AHL Diversified Trading Program, and thus the Partnership, will perform in any given market conditions.

2007

      For the year ended December 31, 2008, the Partnership was allocated net gain on trading activities from the Trading Company of $8,796,608. The Partnership accrued or paid total expenses of $4,353,457, including $1,306,742 in brokerage commissions, $1,383,412 in General Partner administrative and Trading Advisor management fees, $1,521,277 in Trading Advisor incentive fees, and $88,026 in other expenses. The Partnership was allocated $1,765,730 in interest income from the Trading Company and the net asset value of a Unit increased by $338.26, over the December 31, 2006 net asset value, to $2,893.93.

      The AHL Diversified Trading Program implemented by the Trading Advisor on behalf of the Trading Company, in which the Partnership invests substantially all of its assets, generated a profit for the year ending December 31, 2007. Trading in metals, bonds, energies currencies and short term interest rates posted significant returns while trading in agriculturals also added to gains. However, profits were slightly reduced by negative trades in the stock indices.

      Trading in metals proved profitable as gold appreciated on a weakening of the US dollar and worries about the US economy which benefited our long positions. A flight from risk after the assassination of the Pakistani opposition leader Benazir Bhutto towards the end of the period further boosted prices. Nickel also experienced new highs as low inventories on the London Metal Exchange fuelled price appreciation and led to gains from our long positions.

      Bond trading posted gains as short US Treasuries and Euro Bunds proved well placed. Long positions in Japanese bonds posted gains after yields on Japanese bonds fell as investors scaled back their expectations of future rate hikes by the Bank of Japan. Towards the end of the period, long positions in US Treasuries and Japanese bonds proved fruitful as traders took risk off their desks with the credit crisis claiming more scalps in the equity market.

      In the energies sector, long crude oil positions helped the Trading Company achieve strong gains after the commodity hit a new record due to weather supply disruptions, falling inventories and rising geopolitical tensions in the Middle East.

      Trading in currencies proved beneficial as the Euro maintained its strong performance against the US and Japanese currencies which benefited our long positions. Positions in various currencies against the dollar benefited the Trading Company particularly well due to the dollar's continued depreciation, weighed by greater growth risks and prospects of further interest rate cuts.

      Trading in short term interest rates posted profits as positions in Euribor and Eurodollar benefited from changes in global interest rate expectations.

      Within agricultural markets, long positions in soybeans proved profitable as prices reached US$ 7.91 a bushel, the highest since 2004 and gaining 7.5% over the month. Long wheat positions benefited from record high prices after rising demand from food-importing countries put further pressure on increasingly limited global supplies.

      Stock sector trading was unprofitable due to losses from long position in Japanese equities as concerns over a global downturn impacted markets and heightened concerns of the sub prime credit crisis. In November, world stocks suffered their worst performance since December 2002, with the MSCI World Stocks Index (price return) finishing 4.4% down. This harmed long positions in global equities, where the NASDAQ 100 was impacted the most.

2006

      For the year ended December 31, 2006, the Partnership was allocated net gain on trading activities from the Trading Company of $1,771,906. The Partnership accrued or paid total expenses of $1,551,469, including $676,756 in brokerage commissions, $578,815 in General Partner administrative and Trading Advisor management fees, $227,938 in Trading Advisor incentive fees, and $67,960 in other expenses. The Partnership was allocated $666,119 in interest income from the Trading Company and the net asset value of a Unit increased by $104.16 to $2,555.67.

      The AHL Diversified Trading Program implemented by the Trading Advisor on behalf of the Trading Company, in which the Partnership invests substantially all of its assets, generated a profit for the year ending December 31, 2006. Significant profits were seen with trades in metals and currencies, whilst losses incurred were most significant in the energy markets. The summer months proved to be the most difficult for the program, whilst the beginning and the end of the year were the most successful.

      Long exposure to gold was successful for the majority of the year though the metals sector did suffer early and late in the year. June was also troublesome after gold registered its biggest loss in 15 years following pressure from US inflation. However the metals market contributed significantly in other months.

      The currency markets faired well at the end of the year with short positions in the US dollar performing notably well against the euro, British pound and the Australian dollar. The Japanese yen proved to be weak in December allowing profits to be made against it from the euro and the US dollar. In contrast, the yen unexpectedly strengthened in April, causing some losses.

      The energy markets were volatile with crude prices being pushed by increased demands and tensions in the Middle East early in the year, with particular focus on Iran and Saudi Arabia. Additionally tensions in Nigeria drove oil prices higher. The calmer conditions towards the late part of the year proved more fruitful. In particular the energy sector in December managed gains from short positions in natural gas, heating oil and crude oil contracts as prices fell.

      In bond markets performance was negative for the large part of the year, as results were undermined by short US treasury positions and volatile conditions encouraged diversification into safe haven assets. The weakening of the Japanese yen in the autumn coupled with US treasuries rising benefited bond markets which posted excellent returns in that time, as well as having success before the Christmas period.

      During the year other gains were made invariably from long positions in Asian indices and the short-term interest rates sector.

2005

      For the Year ended December 31, 2005, the Partnership was allocated net gain on trading activities from the Trading Company of $1,080,328. The Partnership accrued or paid total expenses of $576,312, including $216,664 in brokerage commissions, $193,197 in General Partner administrative and Trading Advisor management fees, $115,997 in Trading Advisor incentive fees, and $50,454 in other expenses. The Partnership was allocated $138,057 in interest income form the Trading Company and the net asset value of a Unit increased by $243.01 to $2,451.51.

      The AHL Diversified Trading Program implemented by the Trading Advisor on behalf of the Trading Company, in which the Partnership invests substantially all of its assets, generated a profit for the year ending December 31, 2006. Trading in metals, stocks, bonds and short term interest rates produced significant gains while trading in currencies also proved profitable. Returns were slightly pared by trading in energies and agriculturals.

      Trading in metals proved beneficial as a rise in copper prices saw long positions in the metals prosper amid concerns over falling copper stockpiles. Long positions in gold were well positioned to take advantage of a strong rise in prices, with contracts in the precious metal approaching 18 year highs in November. Prices spiked mid month on a World Gold Council release reporting a 7% increase in total demand over the third quarter 2005.

      Profits in stock index trading arose from long positions in Asian indices. Trading in Japanese equities soared on the belief that the Japanese economy is capable of sustaining its recent growth, bringing and end to the deflationary episode. Further gains arose from long position in several European stock indices, as a weakening in the Euro against the US dollar made Eurozone products more attractive to overseas buyers. Long positions in that market could also profit from a rise in prices after concerns over US inflation were allayed and optimism for global economic growth was boosted with China's industrial output exceeding forecasts.

      In bond markets, long positions in Japanese government bonds captured profits as investors sought save haven securities. Values increased as the Bank of Japan announced it had reduced the country's economic growth forecast. Towards the end of the period, short positions in US Treasury notes also generated gains amid expectations that the US Federal would tighten monetary policy further.

      In short term interest rate trading, short positions in the Eurodollar markets benefited amid heightened expectations of a rise in US interest rates following remarks from the Federal Reserve.

      Trading in energies proved somewhat detrimental as long crude oil positions struggled following expectations of an increase in OPEC's quota ceiling, while decelerating growth within China added weight to the decline. In August, losses were reduced as energy prices spiked at the end of the month as Hurricane Katrina caused a number of US refineries along the Gulf of Mexico to close, severely disrupting US oil supplies and causing crude oil prices to reach record highs.

      Elsewhere, trading in agriculturals was somewhat unprofitable.

(c)   Quantitative and Qualitative Disclosures About
      Market Risk

      (i)   Introduction

      The Partnership (inclusive of the Partnership's investment in the Trading Company) is a speculative commodity pool. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Partnership's main line of business.

      Market movements result in frequent changes in the fair market value of the Partnership's open positions and, consequently, in its earnings and cash flow. The Partnership's market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership's open positions and the liquidity of the markets in which it trades.

      The Partnership can rapidly acquire and/or liquidate both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Partnership's past performance is not necessarily indicative of its future results.

      Value at Risk is a measure of the maximum amount which the Partnership could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Partnership's speculative trading and the recurrence in the markets traded by the Partnership of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Partnership's experience to date (i.e., "risk of ruin"). In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification included in this section should not be considered to constitute any assurance or representation that the Partnership's losses in any market sector will be limited to Value at Risk or by the Partnership's attempts to manage its market risk.

      Materiality, as used in this section "Quantitative and Qualitative Disclosures About Market Risk," is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Partnership's market sensitive instruments.

      (ii)  Quantifying the Partnership's Trading Value at Risk

Quantitative Forward-Looking Statements

      The following quantitative disclosures regarding the Partnership's market risk exposures contain "forward-looking statements" within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934). All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor, except for statements of historical fact.

      The Partnership's risk exposure in the various market sectors traded by the Trading Advisor is quantified below in terms of Value at Risk. Due to the Partnership's mark-to-market accounting, any loss in the fair value of the Partnership's open positions is directly reflected in the Partnership's earnings (realized or unrealized) and cash flow (as profits and losses on open positions in exchange-traded contracts are settled daily through variation margin).

      Value at Risk as been calculated on a one day basis using historically observed volatilities (standard deviation) for the instruments in the Partnership's portfolio and a Gaussian return distribution. The figures below are calculated to a 95% confidence level.

      In quantifying the Partnership's Value at Risk, historically observed correlations between the instruments in the Partnership's portfolio and the sectors traded are also considered. Thus, the Value at Risk for the entire portfolio is less than that of the sum of the individual sectors due to diversification effects.

      (iii) The Partnership's Trading Value at Risk in Different Market
            Sectors

      The following table indicates the Value at Risk associated with the Partnership's allocable share of the Trading Company's open positions by market category at December 31, 2007. As of December 31, 2007 the Partnership's total capitalization was approximately $59,555,390.

As of December 31, 2007:

       Market Sector           Value at Risk     % of Capitalization
       -------------------------------------------------------------
       Stock Indices           $95,289           0.16%
       Interest Rates          $125,066          0.21%
       Bonds                   $208,444          0.35%
       Currencies              $500,265          0.84%
       Energy                  $375,199          0.63%
       Metals                  $125,066          0.21%
       Agriculturals           $172,711          1.61%
       -------------            -------          -----

       Total                   $958,842          1.61%
       =====                   ========          =====

Material Limitations on Value at Risk as an Assessment of Market Risk

      The face value of the market sector instruments held by the Partnership (inclusive of the Trading Company) is typically many times the applicable Value at Risk as well as approximately three to eight times the capitalization of the Partnership. The magnitude of the Partnership's open positions creates a "risk of ruin" not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions -- unusual, but historically recurring from time to time -- could cause the Partnership to incur severe losses over a short period of time. The foregoing Value at Risk tables -- as well as the past performance of the Partnership -- give no indication of this "risk of ruin."

Non-Trading Risk

      The Partnership (inclusive of the Trading Company) has cash flow risk as it holds a substantial portion of its assets in cash for margin and cash management purposes upon which it receives an interest tied to US Treasury rates and LIBOR. The General Partner believes that such cash flow risk in immaterial. If short-term interest rates decline so will the Partnership's interest income.

      (iv)  Qualitative Disclosures Regarding Primary Trading Risk
            Exposures

      The following qualitative disclosures regarding the Partnership's market risk exposures -- except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the Trading Advisor manages the Partnership's primary market risk exposures -- constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Partnership's primary market risk exposures as well as the strategies used and to be used by the Trading Advisor for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Trading Advisor's risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Trading Advisor. There can be no assurance that the Partnership's current market exposure and/or the Trading Advisor's risk management strategies will not change materially or that any such strategies will be effective in either the short- or long-term.

      The following were the primary trading risk exposures of the Partnership (inclusive of the Trading Company) as of December 31, 2007, by market sector.

      Agriculturals. The Partnership is exposed to movements in the price of agricultural commodities including, but not limited to, soybeans, wheat, corn, and cotton, which are often directly affected by severe or unexpected weather conditions.

      Currencies. The Partnership's currency positions are exposed to changes in the exchange rate between the foreign currencies including, but not limited to, the UK Sterling, Euro, Japanese Yen, Swiss Franc, and Australian dollar held by the Partnership and the U.S. Dollar in which the Partnership calculates its net assets. Exchange rate fluctuations are caused by changes in interest rates, political developments and general economic conditions.

      Interest Rates. The Partnership's financial instrument positions are exposed to the risk of fluctuations in interest rates. The Partnership's primary interest rate exposure is to fluctuations in, Euroswiss Franc, Euribor, Euroyen and Ausi T-Bills.

      Energy. The Partnership is exposed to the risk of price movements in the oil and gas markets, which may result from political developments in the Middle East, and elsewhere, as well as general economic conditions worldwide. Energy prices are volatile and substantial profits and losses have been experienced and are expected to continue in these markets which include Crude Oil, Kerosene, Gasoline, and Natural Gas.

      Stocks. Interest rate movements and general economic conditions affect the value of the Partnership's positions in stock index futures which include the Australian SPI200 Index, S&P Canada 60 Ind, Nikkei, Euro-STOXX, Tokyo Stock Exchange Index, FTSE and S&P 500 Index.

      Metals. The Partnership is exposed to the risk of price movements in the base and precious metal markets including Silver, Gold, Platinum, Copper, Lead and Nickel. These prices are affected by industrial demand, interest rates and general economic conditions.

      Bonds. Interest rate movements and general economic conditions affect the value of the Partnership's positions in bond futures which include the Ausi 3yr & 10yr Bonds, Brazil Bond, Canadian Bond, Euro-BOBL, Euro-BUND, Japanese Bond and US Treasury Bonds.

Qualitative Disclosures Regarding Non-Trading Risk Exposure

      The following were the only non-trading risk exposures of the Partnership as of December 31, 2007:
      The Partnership's only market exposure in instruments held other than for trading is in offshore time deposits held at a major banking institution as an investment option available as part of the Partnership's account relationship with this banking institution. These deposits are paid interest at the bank determined rate. These deposits are not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC), the United States Government, or any agency of the United States Government and are exposed to the credit risk of the bank.

Qualitative Disclosures Regarding Means of Managing Risk Exposure

      The Trading Advisor attempts to control the risk in the Partnership's (inclusive of the Trading Company's) trading by diversifying the Trading Company's portfolio across multiple markets and market sectors. In addition, the Trading Advisor has developed a comprehensive system which enables the Trading Advisor to monitor market positions, price volatility and return covariances across the portfolio in real time to ensure that pre-determined risk criteria are not exceeded thus allowing the Trading Advisor to monitor the volatility of the contracts traded and to make portfolio adjustments on an intraday basis in accordance with pre-determined risk parameters and to adjust positions in response to changes in correlations between markets. The Trading Advisor also maintains the total leverage in the portfolio (determined by statistical analysis of the distribution of actual and simulated historical returns and by analyzing the effect of interest rates and fees) and the portfolio's margin to equity ratio within pre-determined parameters. The Trading Advisor constantly reviews and refines these risk management approaches. Additionally, the Trading Advisor has a full disaster recovery plan, including a second site system, running in parallel with the Trading Advisor's primary system, which can be implemented in case of an emergency in its main offices.

ITEM 13:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Financial statements required by this item, including the report of Deloitte & Touche LLP for the fiscal year ended December 31, 2007 and the report of Ernst & Young LLP for the fiscal years ended December 31, 2006 and 2005 are
included  herewith   following  the  Index  to  Financial   Statements  and  are
incorporated by reference into this Item 13.

      Also included herewith is the statement of financial condition of the General Partner at March 31, 2007, including the report of PricewaterhouseCoopers LLP, and the interim statement of financial condition of the General Partner for the period ending December 31, 2007.

      The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

ITEM 15:  FINANCIAL STATEMENTS AND EXHIBITS

(a)   Financial Statements

     The list of financial statements required by this Item is included herewith, as the Index to Financial Statements appearing after the signature page hereof, and is incorporated into this Item 15.

      Supplementary financial information specified by Item 302 of Regulation S-K is not applicable.

(b)   Exhibits

      The following exhibits are incorporated by reference herein from the exhibits of the same description and number filed on January 28, 2008 with the Partnership's Registration Statement on Form 10 (Reg. No. 000-53043).

--------------------------------------------------------------------------
Exhibit Designation       Description
-------------------       -----------

--------------------------------------------------------------------------
3.1                       Certificate of Limited Partnership of Man-AHL
                          Diversified I L.P.

--------------------------------------------------------------------------
4.1                       Third Amended Limited Partnership Agreement of
                          Man-AHL Diversified I L.P.

--------------------------------------------------------------------------
10.1 Form of Customer Agreement between E D & F Man International Inc. and Man-AHL Diversified Trading Company L.P.

--------------------------------------------------------------------------
10.2 Form of Trading Advisor Agreement between Man-AHL Diversified I L.P., Man Investments
                          (USA) Corp. and Man-AHL (USA) Limited.

--------------------------------------------------------------------------
10.3                      Form of Selling Agreement between Man
                          Investments (USA) Corp. and Man Investments
                          Inc.

--------------------------------------------------------------------------
16.1                      Letter re: Change in Certifying Accountant

--------------------------------------------------------------------------

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 25, 2008

                                 MAN-AHL DIVERSIFIED I L.P.

                                 By:   MAN INVESTMENTS (USA) CORP.



                                 By: /s/ Uwe Eberle
                                    ----------------------
                                 Name:  Uwe Eberle
                                 Title: President

Index to Financial Statements

Man-AHL Diversified I L.P.

      Report of Independent Registered Public Accounting Firm
      Report of Independent Auditors
      Statements of Financial Condition as of December 31, 2007 and 2006 Statements of Operations for the Years Ended December 31, 2007, 2006 and
            2005
      Statements of Changes in Partners' Capital For the Years Ended
            December 31, 2007, 2006 and 2005.
      Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and
            2005
      Notes to Financial Statements as of and for the Years Ended December 31,
            2007, 2006 and 2005.

Man-AHL Diversified Trading Company L.P.

      Report of Independent Registered Public Accounting Firm
      Report of Independent Auditors
      Statements of Financial Condition as of December 31, 2007 and 2006 Condensed Schedule of Investments as of December 31, 2007 and 2006 Statements of Operations for the Years ended December 31, 2007, 2006 and
            2005
      Statements of Changes in Partners' Capital for the Years Ended
            December 31, 2007, 2006 and 2005.
      Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and
            2005
      Notes to Financial Statements as of and for the Years Ended December 31,
            December 31, 2007, 2006 and 2005

Man Investments (USA) Corp.

      Statement of Financial Condition at December 31, 2007 (unaudited) Notes to Statement of Financial Condition

      Report of Independent Auditors
      Statement of Financial Condition at March 31, 2007
      Notes to Statement of Financial Condition

Man-AHL
Diversified I L.P.
(A Delaware Limited Partnership)

Annual Report - December 31, 2007
---------------------------------

Report of Independent Registered Public Accounting Firm

Report of Independent Auditors

Statements of Financial Condition, December 31, 2007 and 2006

Statements of Operations for the years ended December 31, 2007, 2006 and 2005

Statements of Changes in Partners' Capital for the years ended December 31, 2007, 2006 and 2005

Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005

Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Partners of
Man-AHL Diversified I L.P.:

We have audited the accompanying statement of financial condition of Man-AHL Diversified I L.P. (a Delaware Limited Partnership) (the "Partnership") as of December 31, 2007, and the related statements of operations, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Man-AHL Diversified I L.P. as of December 31, 2007, and the results of its operations, changes in its partners' capital, and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 22, 2008

ERNST & YOUNG            Ernst & Young LLP                Phone: (312) 879-2000
                         Sears Tower                      www.ey.com
                         233 South Wacker Drive
                         Chicago, Illinois 60606-6301


                         Report of Independent Auditors


The Partners
Man-AHL Diversified I L.P.

We have audited the accompanying statements of financial condition of Man-AHL Diversified I L.P. (the Partnership) as of December 31, 2006 and 2005, and the related statements of operations, changes in partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Man-AHL Diversified I L.P. at December 31, 2006 and 2005, and the results of its operations, changes in its partners' equity, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP

February 20, 2007


                 A member firm of Ernst & Young Global Limited

MAN-AHL DIVERSIFIED I L.P.
(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2007 AND 2006
--------------------------------------------------------------------------------

                                                        2007           2006
ASSETS

CASH                                               $   4,225,671  $   1,712,632

DUE FROM AFFILIATED BROKER                                   771            295

INVESTMENT IN MAN-AHL DIVERSIFIED TRADING COMPANY
  L.P.                                                59,555,095     29,473,070

DUE FROM MAN-AHL DIVERSIFIED TRADING COMPANY L.P.        889,224        476,725
                                                   -------------  -------------

TOTAL                                              $  64,670,761  $  31,662,722
                                                   =============  =============


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
   Redemptions payable                             $     605,316  $     299,914
   Subscriptions received in advance                   4,225,671      1,702,232
   Management fees payable                               150,779         74,620
   Brokerage commissions payable                          67,505         63,129
   Accrued expenses                                       66,100         49,462
                                                   -------------  -------------

      Total liabilities                                5,115,371      2,189,357
                                                   -------------  -------------

PARTNERS' CAPITAL:
   General Partner (186 unit equivalents
     outstanding at December 31, 2007 and 2006,
     respectively)                                       539,353        476,310
   Limited Partners (20,393 and 11,346 units
     outstanding at December 31, 2007 and 2006,
     respectively)                                    59,016,037     28,997,055
                                                   -------------  -------------

      Total partners' capital                         59,555,390     29,473,365
                                                   -------------  -------------

TOTAL                                              $  64,670,761  $  31,662,722
                                                   =============  =============

NET ASSET VALUE PER OUTSTANDING UNIT OF
  PARTNERSHIP INTEREST                             $    2,893.93  $    2,555.67
                                                   =============  =============

     See accompanying notes and attached financial statements of Man-AHL Diversified Trading Company L.P.

MAN-AHL DIVERSIFIED I L.P.
(A Delaware Limited Partnership)


STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
--------------------------------------------------------------------------------

                                                    2007           2006           2005
NET INVESTMENT INCOME ALLOCATED FROM
  MAN-AHL DIVERSIFIED TRADING COMPANY L.P.--
  Interest income                              $ 1,765,730    $   666,119    $   138,057
                                               -----------    -----------    -----------

PARTNERSHIP EXPENSES:
  Brokerage commissions                          1,360,742        676,756        216,664
  Management fees                                1,383,412        578,815        193,197
  Incentive fees                                 1,521,277        227,938        115,997
  Other expenses                                    88,026         67,960         50,454
                                               -----------    -----------    -----------

      Total expenses                             4,353,457      1,551,469        576,312
                                               -----------    -----------    -----------

NET INVESTMENT LOSS                             (2,587,727)      (885,350)      (438,255)
                                               -----------    -----------    -----------

REALIZED AND UNREALIZED GAINS ON TRADING
  ACTIVITIES ALLOCATED FROM MAN-AHL
  DIVERSIFIED TRADING COMPANY L.P.:
  Net realized trading gains on closed
    contracts                                    8,575,935      1,190,044      1,008,496
  Net change in unrealized trading gains on
    open contracts                                 220,673        581,862         71,832
                                               -----------    -----------    -----------
      Net gains on trading activities
        allocated from Man-AHL Diversified
        Trading Company L.P.                     8,796,608      1,771,906      1,080,328
                                               -----------    -----------    -----------

NET INCOME                                     $ 6,208,881    $   886,556    $   642,073
                                               ===========    ===========    ===========

NET INCOME PER UNIT OF PARTNERSHIP INTEREST
  (FOR A UNIT OUTSTANDING THROUGHOUT EACH
  YEAR)                                        $    338.26    $    104.16    $    243.01
                                               ===========    ===========    ===========

     See accompanying notes and attached financial statements of Man-AHL Diversified Trading Company L.P.

MAN-AHL DIVERSIFIED I L.P.
(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
--------------------------------------------------------------------------------

                                           Limited         General
                                           Partners        Partner          Total
                                         ------------    ------------   ------------
PARTNERS' CAPITAL--December 31, 2004     $  4,711,632    $  2,208,500   $  6,920,132

  Issuance of 544 units of limited
   partnership interest                     1,309,000            --        1,309,000
  Redemption of 848 units of limited
   partnership interest                    (1,936,178)           --       (1,936,178)

  Net income                                  399,066         243,007        642,073
                                         ------------    ------------   ------------

PARTNERS' CAPITAL--December 31, 2005     $  4,483,520    $  2,451,507   $  6,935,027

  Issuance of 10,751 units of limited
   partnership interest                    26,712,333            --       26,712,333

  Redemption of 1,234 units of limited
   partnership interest and 814 unit
   equivalents of general partnership
   interest                                (3,060,551)     (2,000,000)    (5,060,551)

  Net income                                  861,753          24,803        886,556
                                         ------------    ------------   ------------

PARTNERS' CAPITAL--December 31, 2006      $28,997,055   $     476,310   $ 29,473,365

  Issuance of 11,063 units of limited
   partnership interest                    29,283,185            --       29,283,185

  Redemption of 2,016 units of limited
   partnership interest                    (5,410,041)           --       (5,410,041)

  Net income                                6,145,838          63,043      6,208,881
                                         ------------    ------------   ------------

PARTNERS' CAPITAL--December 31, 2007      $59,016,037    $    539,353   $ 59,555,390
                                          ===========    ============   ============

See accompanying notes and attached financial statements of Man-AHL Diversified
 Trading Company L.P.

MAN-AHL DIVERSIFIED I L.P.
(A Delaware Limited Partnership)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
--------------------------------------------------------------------------------

                                                   2007                   2006            2005
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                  $  6,208,881           $    886,556    $    642,073
  Adjustments to reconcile net income from
   operations to net cash used in operating
   activities:
  Changes in assets and liabilities:
    Due from affiliated broker                        (476)                  --              (165)
    Investment in Man-AHL Diversified
     Trading Company L.P.*                     (30,082,025)           (22,538,338)        (14,730)
    Due from Man-AHL Diversified Trading
    Company L.P.                                  (412,499)              (397,792)         48,885
    Management fees payable                         76,159                 57,238             (15)
    Brokerage commissions payable                    4,376                 50,815          (1,281)
    Accrued expenses                                16,638                 (4,825)         16,957
                                              ------------           ------------    ------------

      Net cash (used in) provided by
      operating activities                     (24,188,946)           (21,946,346)        691,724
                                              ------------           ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from subscriptions                   31,650,150             27,614,565       2,109,000
  Payments on redemptions                       (4,948,165)            (4,761,087)     (1,995,224)
                                              ------------           ------------    ------------

      Net cash provided by financing
      activities                                26,701,985             22,853,478         113,776
                                              ------------           ------------    ------------
NET INCREASE IN CASH                             2,513,039                907,132         805,500
CASH--Beginning of year                          1,712,632                805,500            --
                                              ------------           ------------    ------------

CASH--End of year                             $  4,225,671           $  1,712,632    $    805,500
                                              ============           ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH
 TRANSACTIONS:
  Non-cash contributions of partners'
  capital                                     $    156,474
                                              ============

MAN-AHL DIVERSIFIED I L.P.
(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005.
--------------------------------------------------------------------------------

1.   ORGANIZATION OF THE PARTNERSHIP

     Man-AHL Diversified I L.P. (a Delaware Limited Partnership) (the "Partnership") was organized in September 1997 under the Delaware Revised Uniform Limited Partnership Act and commenced operations on April 3, 1998, for the purpose of engaging in the speculative trading of futures and forward contracts. The Partnership's business is to seek capital appreciation though trading, speculatively, directly and indirectly, in futures, forwards and other instruments and investments. The Partnership executed this strategy by investing substantially all of its assets in Man-AHL Diversified Trading Company L.P. (the "Trading Company") a "master fund" in a "master-feeder" structure. Man-AHL (USA) Corp., a Delaware corporation, was the general partner and trading advisor of the Partnership and the Trading Company until April 1, 2005, when it transferred its trading advisory business to its affiliate, Man-AHL (USA) Ltd. (the "Advisor"), a United Kingdom company, and its commodity pool operations to its affiliate, Man Investments (USA) Corp. (the "General Partner"), a Delaware corporation and a registered investment adviser under the Investment Advisers Act of 1940. Man Investments Holdings Limited, a United Kingdom holding company that is part of Man Group plc, a United Kingdom public limited company, is the sole shareholder of the Advisor, and Man Investments Holdings Inc., a Delaware corporation that is part of Man Group plc, is the sole shareholder the General Partner.

     The Partnership's interests are distributed through the Partnership or other selling agents, including Man Investments Inc. ("MII"), an affiliate of the Advisor and General Partner. MII is a registered broker-dealer and a member of the Financial Industry Regulatory Authority (FINRA).

2.   SIGNIFICANT ACCOUNTING POLICIES

     The Partnership prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

     Investment in Man-AHL Diversified Trading Company L.P. -- The Partnership's investment in the Trading Company is valued at fair value at the Partnership's proportionate interest in the net assets of the Trading Company. The performance of the Partnership is directly affected by the performance of the Trading Company. Attached are the audited financial statements of the Trading Company, including the condensed schedules of investments, which are an integral part of these financial statements. Valuation of investments held by the Trading Company is discussed in the notes to the Trading Company's financial statements.

     The Partnership can redeem any or all of its limited partnership interests in the Trading Company at any month-end at the net asset value per unit of the Trading Company. At

     December 31, 2007 and 2006, the Partnership owned 8,055 and 4,958 units, respectively, of the Trading Company. The Partnership's ownership percentage of the Trading Company at December 31, 2007 and 2006, was 22.89% and 14.47%, respectively.

     Brokerage Commission Expense -- Brokerage commission expense on futures and forward contracts traded in the Trading Company is recognized on a half-turn basis in the period in which the contracts are opened or closed.

     Income Taxes -- Income taxes are not provided for by the Partnership because taxable income or loss of the Partnership is includable in the income tax returns of the individual partners.

     In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48") entitled, Accounting for Uncertainty in Income Taxes"-- an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN No. 48 is required for fiscal years beginning after December 15, 2006. The implementation of FIN No. 48 had no impact on the Partnership's financial statements. Tax years 2005, 2006, and 2007 remain subject to examination by Federal and State jurisdictions, including those States where investors reside or States where the Partnership is subject to other filing requirements.

     Net Income (Loss) Per Unit -- Net income (loss) per unit of the Partnership's interest is equal to the change in net asset value per unit from the beginning of the year to the end of the year. Unit amounts are rounded to whole numbers for financial statement presentation.

     Subscriptions Received in Advance -- Subscriptions received in advance are comprised of cash received prior to December 31 for which units were issued on January 1 of the following year. Subscriptions received in advance do not participate in the earnings of the Partnership until the related units are issued.

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   LIMITED PARTNERSHIP AGREEMENT

     The General Partner and each limited partner share in the profits and losses of the Partnership in proportion to the number of units or unit equivalents held by each partner. However, no limited partner is liable for obligations of the Partnership in excess of its capital subscription and profits, if any.

     The Partnership's units are continuously offered as of the first business day of each month at net asset value, as defined in the limited partnership agreement (the "Agreement"). Limited partners may redeem any or all of their units as of the end of any month at net asset value per unit on 10 days prior written notice to the General Partner. The General Partner may suspend redemptions of units if the Partnerships investments are illiquid or if the Partnership's ability to withdraw capital from any investment vehicle is restricted. The Partnership will be dissolved on December 31, 2037, or upon the occurrence of certain events, as specified in the Agreement.

     The General Partner is required to make and maintain a general partner investment in the Partnership in an aggregate amount equal to the lesser of
     1.01 % of the net aggregate capital subscriptions of all partners, or $500,000.

     Distributions (other than redemptions of units), if any, are made on a pro rata basis at the sole discretion of the General Partner.

     Under the terms of the Agreement, the Partnership is liable for all costs associated with executing its business strategy. These costs include, but are not limited to expenses associated with the execution of the Partnership's investments strategy, such as, brokerage commissions, management and incentive fees and other operating expenses, such as legal, audit, and tax return preparation fees.

4.   TRANSACTIONS WITH AFFILIATES

     The Partnership has a brokerage contract with MF Global, Inc. ("MFG"), formerly known as Man Financial Inc. (Man), an affiliate of the Advisor and the General Partner, which provides that the Partnership pays brokerage commissions on its pro rata share of the Trading Company's commodity futures trades at a rate of $16 per round-turn transaction, plus all applicable NFA, exchange, clearing, and other transaction fees. Comparable rates have been negotiated for all foreign futures and forward contract trades.

     The Advisor earns a monthly management fee in an amount equal to 0.1667% (2% annually) of the month-end net asset value, as defined in the Agreement, of the Partnership.

     The Advisor also earns a monthly incentive fee equal to 20% of any Net New Appreciation, as defined in the Agreement, achieved by the Partnership. The incentive fee is retained by the Advisor even if subsequent losses are incurred; however, no subsequent incentive fees will be paid to the Advisor until any such trading losses are recouped by the Partnership. At December 31, 2007, there was a $25,496 carryforward loss for incentive fee purposes.

     The General Partner earns a monthly General Partner fee in an amount equal to 0.0833% (1% annually) of the month-end net asset value, as defined in the Agreement, of the Partnership. The General Partner fee is included in management fees in the statements of operations.

     The Partnership maintains a brokerage account with MFG that is used as an operating bank account.

5.   DERIVATIVE FINANCIAL INSTRUMENTS

     The Partnership's operating activities involve trading, indirectly through its investment in the Trading Company, in derivative financial instruments that involve varying degrees of market and credit risk. With respect to the Partnership's investment in the Trading Company, the

     Partnership has limited liability, and, therefore, its maximum exposure to either market or credit loss is limited to the carrying value of its investment in the Trading Company, as set forth in the statements of financial condition.

     The Partnership's assets held at MFG are required to be held in segregated accounts under rules of the Commodity Futures Trading Commission.

6.   FINANCIAL GUARANTEES

     The Partnership enters into administrative and other professional service contracts that contain a variety of indemnifications. The Partnership's maximum exposure under these arrangements is not known; however, the Partnership has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

7.   FINANCIAL HIGHLIGHTS

     The following represents the ratios to average partners' capital and other supplemental information for the years ended December 31, 2007, 2006 and 2005:

                                                      2007          2006          2005
     Per unit operating performance
     Beginning net asset value                   $   2,555.67  $   2,451.51  $   2,208.50
     Income (loss) from investment operations:
        Net investment loss                           (157.20)      (122.56)      (156.09)
        Net realized and unrealized gains on
        trading activities                             495.46        226.72        399.10
                                                 ------------  ------------  ------------

     Total income from investment operations           338.26        104.16        243.10
                                                 ------------  ------------  ------------

     Ending net asset value                      $   2,893.93  $   2,555.67  $   2,451.51
                                                 ============  ============  ============

     Ratios to average partners' capital

     Expenses other than incentive fees                  6.41%         7.39%         7.30%
     Incentive fees                                      3.44          1.27          1.84
                                                 ------------  ------------  ------------

     Total expenses                                      9.85%         8.66%         9.14%
                                                 ============  ============  ============
     Net investment loss                                (5.85)%       (4.95)%      (6.95)%
                                                 ============  ============  ============

     Total return

     Total return before incentive fees                 16.86%         5.54%        12.86%
     Incentive fees                                     (3.62)        (1.29)        (1.86)
                                                 ------------  ------------  ------------

     Total return after incentive fees                  13.24%         4.25%        11.00%
                                                 ============  ============  ============

     Financial highlights are calculated for limited partners taken as a whole. An individual investor's return and ratios may vary from these returns and ratios based on the timing of capital transactions.

8.   SUBSEQUENT EVENTS

     Effective January 1, 2008, the Partnership recorded subscriptions totaling $4,225,671, all of which was received prior to December 31, 2007.

     On January 28, 2008, the General Partner filed a registration statement with the SEC, on behalf of the Partnership, to register the Partnership's securities under the Securities Exchange Act of 1934. It is expected that this registration statement will become effective by April 1, 2008.

9.   RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2006, the FASB issued Statement on Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements. This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The changes to current generally accepted accounting principles from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. As of December 31, 2007, the Partnership does not believe the adoption of SFAS No. 157 will impact the amounts reported in the financial statements; however, additional disclosures may be required about the inputs used to develop the measurements and the effect of certain of the measurements reported on the statements of operations for a fiscal period.

                                      *****

Man-AHL Diversified
Trading Company L.P.
(A Delaware Limited Partnership)

Annual Report - December 31, 2007

Report of Independent Registered Public Accounting Firm

Report of Independent Auditors

Statements of Financial Condition, December 31, 2007 and 2006

Condensed Schedules of Investments, December 31, 2007 and 2006

Statements of Operations for the years ended December 31, 2007, 2006 and 2005

Statements of Changes in Partners' Capital for the years ended December 31, 2007, 2006 and 2005

Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005

Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Partners of
Man-AHL Diversified Trading Company L.P.:

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of Man-AHL Diversified Trading Company L.P. (a Delaware Limited Partnership) (the "Partnership") as of December 31, 2007, and the related statements of operations, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Man-AHL Diversified Trading Company L.P. as of December 31, 2007, and the results of its operations, changes in its partners' capital, and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 22, 2008

ERNST & YOUNG            Ernst & Young LLP                Phone: (312) 879-2000
                         Sears Tower                      www.ey.com
                         233 South Wacker Drive
                         Chicago, Illinois 60606-6301


                         Report of Independent Auditors

The Partners
Man-AHL Diversified Trading Company L.P.

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of Man-AHL Diversified Trading Company L.P. (the Partnership) as of December 31, 2006 and 2005, and the related statements of operations, changes in partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Man-AHL Diversified Trading Company L.P. at December 31, 2006 and 2005, and the results of its operations, changes in its partners' equity, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.



                                                           /s/ Ernst & Young LLP

February 20, 2007


                 A member firm of Ernst & Young Global Limited

MAN-AHL DIVERSIFIED TRADING COMPANY L.P.
(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2007 AND 2006
--------------------------------------------------------------------------------

                                                       2007           2006
ASSETS
CASH AND CASH EQUIVALENTS                         $158,733,582   $150,918,465

DUE FROM AFFILIATED BROKER                          96,297,513     47,341,307

INTEREST RECEIVABLE                                    148,527           --

NET UNREALIZED TRADING GAINS ON OPEN FUTURES
  CONTRACTS                                          5,247,868      6,858,260

NET UNREALIZED TRADING GAINS ON OPEN FORWARD
  CONTRACTS                                          2,411,929      1,337,779

                                                  ------------   ------------
TOTAL                                             $262,839,419   $206,455,811
                                                  ============   ============


LIABILITIES AND PARTNERS' CAPITAL

   LIABILITIES--Redemptions payable               $  2,629,598   $  2,745,368
                                                  ------------   ------------
PARTNERS' CAPITAL:
   General Partner
   Limited Partners (35,195 and 34,275 units
     outstanding at December 31, 2007 and 2006,
     respectively)                                 260,209,821    203,710,443
                                                  ------------   ------------

      Total partners' capital                      260,209,821    203,710,443
                                                  ------------   ------------

TOTAL                                             $262,839,419   $206,455,811
                                                  ============   ============

NET ASSET VALUE PER OUTSTANDING UNIT OF
  PARTNERSHIP INTEREST                            $   7,393.28   $   5,943.46
                                                  ============   ============

See notes to financial statements.

MAN-AHL DIVERSIFIED TRADING COMPANY L.P.
(A Delaware Limited Partnership)

CONDENSED SCHEDULES OF INVESTMENTS
AS OF DECEMBER 31, 2007 AND 2006
--------------------------------------------------------------------------------

                                                 2007                      2006
                                       ----------------------    ---------------------
                                                    Percent                   Percent
                                                    of                        of
                                                    Partners'                 Partners'
                                       Fair Value   Capital      Fair Value   Capital
FUTURES CONTRACTS--Long:
  Agricultural                         $ 2,923,472      1.1%     $   680,619       0.3%
  Currency                                 896,641      0.3          (42,401)     --
  Energy                                 1,504,296      0.6             (198)     --
  Index                                     49,562     --          1,237,624       0.6
  Interest rate                            696,690      0.3         (584,147)     (0.3)
  Metals                                  (650,962)    (0.3)          (4,643)     --
                                       -----------   ------      -----------    ------
      Total futures contracts--long      5,419,699      2.0        1,286,854       0.6

FUTURES CONTRACTS--Short:
  Agricultural                              36,776     --           (125,506)     (0.1)
  Currency                                   8,800     --            692,574       0.4
  Energy                                  (832,760)    (0.3)       2,535,840       1.2
  Index                                    126,485     --             16,884      --
  Interest rate                            171,682      0.1        2,484,379       1.2
  Metals                                   317,186      0.1          (32,765)     --
                                       -----------   ------      -----------    ------
      Total futures contracts--short      (171,831)    (0.1)       5,571,406       2.7
                                       -----------   ------      -----------    ------

NET UNREALIZED TRADING GAINS ON OPEN
 FUTURES CONTRACTS                     $ 5,247,868      1.9%     $ 6,858,260       3.3%
                                       ===========   ======      ===========    ======
FUTURES CONTRACTS--Long:
  British pounds                       $  (314,349)    (1.0)%    $  (403,758)      0.2%
  Japanese yen                             564,304      0.2         (281,968)     (0.1)
  U.S. dollars                           1,254,582      0.5          640,626       0.3
  Other                                    121,354     --            (38,365)     --
                                       -----------   ------      -----------    ------
      Total forward contracts--long      1,625,891      0.6          (83,465)     --

FUTURES CONTRACTS--Short:
  British pounds                           933,053      0.4           83,916       0.1
  Japanese yen                            (387,769)    (0.1)         863,972       0.4
  U.S. dollars                             758,152      0.3          362,853       0.2
  Other                                   (517,398)    (0.2)         110,503      --
                                       -----------   ------      -----------    ------
      Total forward contracts--short       786,038      0.4        1,421,244       0.7
                                       -----------   ------      -----------    ------
NET UNREALIZED TRADING GAINS ON OPEN
 FORWARD CONTRACTS                     $ 2,411,929      1.0%     $ 1,337,779       0.7%
                                       ===========   ======      ===========    ======
NET UNREALIZED TRADING GAINS ON OPEN
 CONTRACTS                             $ 7,659,797      2.9%     $ 8,196,039       4.0%
                                       ===========   ======      ===========    ======

See notes to financial statements.

MAN-AHL DIVERSIFIED TRADING COMPANY L.P.
(A Delaware Limited Partnership)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
--------------------------------------------------------------------------------

                                                   2007            2006           2005
NET INVESTMENT INCOME--Interest income        $  8,921,787    $  5,786,782   $  2,768,523
                                              ------------    ------------   ------------
NET REALIZED AND UNREALIZED GAINS ON
 TRADING ACTIVITIES
  Net realized trading gains on closed
  contracts                                     43,083,500      11,792,073     21,476,418
  Net change in unrealized trading (losses)
   gains on open contracts                        (536,242)      3,975,154      1,244,804
                                              ------------    ------------   ------------

NET GAIN ON TRADING ACTIVITIES                  42,547,258      15,767,227     22,721,222
                                              ------------    ------------   ------------

NET INCOME                                    $ 51,469,045    $ 21,554,009   $ 25,489,745
                                              =============   ============   ============


NET INCOME FOR A UNIT OF PARTNERSHIP
  INTEREST (for a unit outstanding
  throughout each year)                       $   1,449.82    $     713.58   $     919.37
                                              =============   ============   ============

See notes to financial statements.

MAN-AHL DIVERSIFIED TRADING COMPANY L.P.
(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
------------------------------------------------------------------------

                                            Limited     General
                                            Partner     Partner      Total
                                         ------------   --------  -------------
PARTNERS' CAPITAL--December 31, 2004     $115,419,781   $   --   $ 115,419,781
  Issuance of 7,601 units of limited
   partnership interest                    33,858,200       --      33,858,200
  Redemption of 9,006 units of limited
   partnership interest                   (42,081,799)      --     (42,081,799)

  Net income                               25,489,745       --      25,489,745
                                         ------------   --------  -------------

PARTNERS' CAPITAL--December 31, 2005     $132,685,927   $   --   $ 132,685,927

  Issuance of 16,211 units of limited
   partnership interest                    90,204,348       --      90,204,348
  Redemption of 7,307 units of limited
   partnership interest                   (40,733,841)      --     (40,733,841)

  Net income                               21,554,009       --      21,554,009
                                         ------------   --------  -------------

PARTNERS' CAPITAL--December 31, 2006     $203,710,443   $   --   $ 203,710,443

  Issuance of 9,840 units of limited
   partnership interest                    63,439,413       --      63,439,413
  Redemption of 8,920 units of limited
   partnership interest                   (58,409,080)      --     (58,409,080)

  Net income                               51,469,045       --      51,469,045
                                         ------------   --------  -------------
PARTNERS' CAPITAL--December 31, 2007     $260,209,821   $   --   $ 260,209,821
                                         ============   ========  =============

See notes to financial statements.

MAN-AHL DIVERSIFIED TRADING COMPANY L.P.
(A Delaware Limited Partnership)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
--------------------------------------------------------------------------------

                                                    2007             2006             2005
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                   $  51,469,045    $  21,554,009    $  25,489,745
  Adjustments to reconcile net income from
   operations to net cash provided by
   operating activities:
   Change in net unrealized trading losses
    (gains) on open contracts                        536,242       (3,975,154)      (1,244,804)
   Changes in assets and liabilities:
    Due from affiliated broker                   (48,956,206)      28,048,966      (15,492,569)
    Interest receivable                             (148,527)               -                -
   Due from General Partner                                -                -           64,497
                                               -------------    -------------    -------------

      Net cash provided by operating
      activities                                   2,900,554       45,627,821        8,816,869
                                               -------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from subscriptions                     63,439,413       90,204,348       33,858,200
  Payments on redemptions                        (58,524,850)     (41,563,303)     (40,936,720)
                                               -------------    -------------    -------------

      Net cash provided by (used in)
      financing activities                         4,914,563       48,641,045       (7,078,520)
                                               -------------    -------------    -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS          7,815,117       94,268,866        1,738,349

CASH AND CASH EQUIVALENTS--Beginning of year     150,918,465       56,649,599       54,911,250
                                               -------------    -------------    -------------

CASH AND CASH EQUIVALENTS--End of year         $ 158,733,582    $ 150,918,465    $  56,649,599
                                               =============    =============    =============

See notes to financial statements.

MAN-AHL DIVERSIFIED TRADING COMPANY L.P.
(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31 2007, 2006 AND 2005.
--------------------------------------------------------------------------------

1.   ORGANIZATION OF THE PARTNERSHIP

     Man-AHL Diversified Trading Company L.P. (a Delaware Limited Partnership) (the "Partnership") was organized in November 1997 under the Delaware Revised Uniform Limited Partnership Act and commenced operations on April 3, 1998, for the purpose of engaging in the speculative trading of futures and forward contracts. Man Investments (USA) Corp. (the "General Partner"), a Delaware corporation and a registered investment adviser under the Investment Advisers Act of 1940, serves as the Partnership's general partner. The General Partner is a subsidiary of Man Group plc, a United Kingdom public limited company that is listed on the London Stock Exchange. The General Partner oversees the operations and management of the Company. The General Partner is registered with the Commodity Futures Trading Commission ("CFTC") as a commodity pool operator and commodity trading adviser and is a member of the National Futures Association ("NFA").

     The Partnership was formed to serve as a trading vehicle for certain limited partnerships sponsored by the General Partner in a "master-feeder" structure. The limited partners, Man-AHL Diversified I L.P., Man-AHL Diversified II L.P., and Man-AHL Diversified L.P., are limited partnerships whose general partner is the General Partner.

     Man-AHL (USA) Limited (the "Advisor"), a limited liability company incorporated in the United Kingdom, acts as trading advisor to the Partnership. The Advisor is an affiliate of the General Partner and a subsidiary of Man Group plc. The Advisor is registered with the CFTC a commodity trading advisor operator and is a member of the NFA, in addition to registration with the Financial Services Authority in the United Kingdom.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The Partnership prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

     Due From Affiliated Broker -- Due from affiliated broker consists of balances due from MF Global, Inc. ("MFG"), formerly known as Man Financial Inc. (Man), an affiliate of the Advisor and the General Partner. In general, MFG pays the Partnership interest monthly, based on agreed upon rates, on the Partnership's average daily balance.

     MFG is registered with the CFTC as a futures commission merchant and is a member of the NFA, an industry self regulatory agency.

     Income Recognition -- Realized and unrealized trading gains and losses on futures and forward contracts, which represent the difference between cost and selling price or quoted fair value, are recognized currently in the statements of operations. All trading activities are accounted for on a trade date basis. Interest income is recorded on an accrual basis.

     Derivative Contracts -- In the normal course of business, the Partnership enters into derivative contracts (derivatives) for trading purposes. Derivatives include futures and forward contracts. The Partnership records its derivative activities on a mark-to-market basis. Fair values are determined by using quoted market values for futures contracts and by using quoted values received from broker for forward contracts.

     Foreign Currency Translation -- Assets, liabilities, gains, and losses denominated in foreign currencies are translated at exchange rates at the date of valuation. The resulting net realized and unrealized foreign exchange gains and losses are recorded in net realized and unrealized gains (losses) on trading activities in the statements of operations.

     Cash and Cash Equivalents -- Cash and cash equivalents include cash and short-term interest bearing money market instruments with original maturities of 90 days or less, held with JPMorgan Chase, N.A.

     Income Taxes -- Income taxes are not provided for by the Partnership because taxable income or loss of the Partnership is includable in the income tax returns of the partners.

     In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48") entitled, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The implementation of FIN 48 had no impact on the Partnership's financial statements. Tax years 2005, 2006, and 2007 remain subject to examination by Federal and State jurisdictions, including those States where investors reside or States where the Partnership is subject to other filing requirements.

     Net Income (Loss) Per Unit -- Net income (loss) per unit of the Partnership's interest is equal to the change in net asset value per unit from the beginning of the year to the end of the year. Unit amounts are rounded to whole numbers for financial statement presentation.

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   ADVISORY AGREEMENT AND PARTNERSHIP AGREEMENT

     The Advisor is the sole trading advisor to the Partnership.

     The General Partner and limited partners share in the profits and losses of the Partnership in proportion to the number of units or unit equivalents held by each partner. However, no limited partner is liable for obligations of the Partnership in excess of its capital contribution and profits, if any. The General Partner owned no direct interest in the Partnership during the years ended December 31, 2007 and 2006.

     Distributions (other than redemption of units), if any, are made on a pro rata basis at the sole discretion of the General Partner.

     The Partnership incurs no expenses. The limited partners are responsible for expenses incurred in connection with the Partnership's activities. These expenses include, but are not limited to, all costs relating to trading activity, such as brokerage commissions, management and incentive fees, continuing offering expenses and legal, audit, and tax return preparation fees.

     Partner contributions occur as of the first day of any month at the opening net asset value. Limited partners may redeem any or all of their units as of the end of any month at net asset value per unit on 10 days prior written notice to the General Partner. The General Partner may suspend redemptions of units of the Partnership's investments are illiquid on if the Partnership's ability to withdraw capital from any investment is restricted. The Partnership will be dissolved on December 31, 2037, or upon the occurrence of certain events, as specified in the limited partnership agreement (the "Agreement").

4.   DERIVATIVE FINANCIAL INSTRUMENTS

     The Partnership trades derivative financial instruments that involve varying degrees of market and credit risk. Market risks may arise from unfavorable changes in interest rates, foreign exchange rates, or the fair values of the instruments underlying the contracts. All contracts are stated at fair value, and changes in those values are reflected in the change in net unrealized trading gains (losses) on open contracts in the statements of operations.

     Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The credit risk from counterparty nonperformance associated with these instruments is the net unrealized gain, if any, included in the statements of financial condition. Forward contracts are entered into on an arm's-length basis with MF Global UK, Ltd., formerly known as Man Financial Ltd., an affiliate of the Advisor and General Partner. For exchange-traded contracts, the clearing organization functions as the counterparty of specific transactions and, therefore, bears the risk of delivery to and from counterparties to specific positions.

     The Partnership trades in exchange-traded futures contracts on various underlying commodities, foreign currencies, and financial instruments, as well as forward contracts on foreign currencies. The fair value of open futures and forward contracts at December 31, 2007 and 2006, is reflected gross on the condensed schedules of investments. Fair values of futures and forward contracts are reflected net by counterparty or clearing broker in the statements of financial condition.

     The Partnership's funds held by, and cleared through, MFG are required to be held in segregated accounts under rules of the CFTC. These funds are used to meet minimum margin requirements for all of the Partnership's open futures positions as set by the exchange where each contract is traded. These requirements are adjusted, as needed, due to daily fluctuations in the values of the underlying positions. Certain positions may be liquidated, if necessary, to satisfy resulting changes in margin requirements.

5.   FINANCIAL GUARANTEES

     The Partnership enters into administrative and other professional service contracts that contain a variety of indemnifications. The Partnership's maximum exposure under these arrangements is not known; however, the Partnership has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

6.   FINANCIAL HIGHLIGHTS

     The following represents the ratios to average partners' capital and other supplemental information for the years ended December 31, 2007, 2006 and 2005:

                                                  2007        2006        2005

     Per unit operating performance
     Beginning net asset value                $ 5,943.46  $ 5,229.88  $ 4,310.51
                                              ----------  ----------  ----------
     Income from investment operations:
        Net investment income                     257.21      192.27      101.45
        Net realized and unrealized gains on
        trading activities                      1,192.61      521.31      817.92
                                              ----------  ----------  ----------
           Total income from investment
           operations                           1,449.82      713.58      919.37
                                              ----------  ----------  ----------

     Ending net asset value                   $ 7,393.28  $ 5,943.46  $ 5,229.88
                                              ==========  ==========  ==========

     Ratios to average partners' capital
     Expenses                                        --%         --%         --%
     Net investment income                          3.95        3.45        2.21
     Total return                                  24.39%      13.64%     21.33%

     Financial highlights are calculated for all partners taken as a whole. An individual partner's return and ratios may vary from these returns and ratios based on the timing of capital transactions.

7.   SUBSEQUENT EVENTS

     Effective January 1, 2008, the Partnership recorded subscriptions totaling $11,365,671.

8.   RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2006, the FASB issued Statement on Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements. This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The changes to current generally accepted accounting principles from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. As of December 31, 2007, the Partnership does not believe the adoption of SFAS No. 157 will impact the amounts reported in the financial statements; however, additional disclosures may be required about the inputs used to develop the measurements and the effect of certain of the measurements reported on the statements of operations for a fiscal period.

                                     ******

Man Investments (USA) Corp.

Statement of Financial Condition

December 31, 2007

Man Investments (USA) Corp.

Statement of Financial Condition
December 31, 2007
-------------------------------------------------------------------------------


Assets

Cash and cash equivalents
     Cash                                                            $30,679
     Deposit with an affiliate                                     8,675,434
Management and incentive fees receivable                             718,352
Investments                                                       22,523,443
Other assets                                                         277,943
Receivable from affiliates                                            44,011
                                                             ----------------
             Total assets                                       $ 32,269,862
                                                             ----------------


Liabilities and Shareholder's Equity

Payable to affiliates                                            $ 1,458,394
Accrued expenses and other liabilities                               703,066
Income taxes payable                                               2,363,048
                                                             ----------------
             Total liabilities                                   $ 4,524,508
                                                             ----------------

Shareholder's equity
     Common shares, $0.01 par value (600 shares
         issued and outstanding, 1,000 shares authorized)                  6
     Additional paid-in capital                                   21,250,994
     Retained earnings                                             6,494,354
                                                             ----------------
Total shareholder's equity                                        27,745,354
                                                             ----------------
             Total liabilities and shareholder's equity          $32,269,862
                                                             ----------------


INVESTORS IN THE PARTNERSHIP RECEIVE NO INTEREST IN THIS ENTITY.

The accompanying notes are an integral part of this statement of financial condition.

Man Investments (USA) Corp.
Notes to Statement of Financial Condition
------------------------------------------------------------------------------

1.   Organization

     Man Investments (USA) Corp. (the "Company"), a Delaware corporation, was formed on February 8, 2002 and is a wholly owned subsidiary of Man Investments Holdings Inc. (the "Parent"). The ultimate parent of Man Investments Holdings Inc. is Man Group plc, a United Kingdom public limited company. The Company is registered as a commodity pool operator and commodity trading advisor with the Commodity Futures Trading Commission and is a member of the National Futures Association. The Company is also registered as an investment adviser with the Securities and Exchange Commission.

2.   Summary of Significant Accounting Policies

     Basis of Accounting

     The accompanying statement of financial condition has been prepared in conformity with accounting principles generally accepted in the United States of America.

     Cash and Cash Equivalents

     Cash and cash equivalents includes interest-bearing deposits with an affiliate in the amount of $8,675,434. The interest rate earned on deposits changes daily and was in the range between 4.4475% to 6.20625% from April 1, 2007 through December 31, 2007.

     Investments

     The Company serves as the general partner of Man-AHL Diversified Trading Company LP, ("AHL Trading Co."), Man-AHL Diversified LP ("Diversified"), Man-AHL Diversified I LP ("Diversified I"), and Man-AHL Diversified II LP ("Diversified II") (collectively, the "AHL Limited Partnerships"). Under the terms of the limited partnership agreements of AHL Trading Co., Diversified I, and Diversified II, the Company is required to maintain a capital account equal to the lesser of (a) 1.01% of the aggregate net capital contributions made to the partnership by all partners from time to time (including the general partner's capital contributions) or (b) $500,000, or as advised by counsel. The Company values its investments in the AHL Limited Partnerships at the Company's pro rata interest in the net assets of these entities, as provided by the AHL Limited Partnerships as well as annual audited financial statements. As of December 31, 2007, the Company has investments in Diversified I and Diversified II of $539,353 and $653,708, respectively. The Company is required to maintain a minimum capital contribution in Diversified as required by law. As of December 31, 2007, the Company has an investment in Diversified of $59,763.

     The Company serves as the managing member of Man Bayswater Global Investments, LLC ("Bayswater") and maintains a capital investment in Bayswater. As of December 31, 2007, the Company has an investment in Bayswater of $480,387. The Company values its investment in Bayswater at the Company's pro rata share in the net assets of this entity, as provided by Bayswater as well as annual audited financial statements.

Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
------------------------------------------------------------------------------


     The Company serves as the managing member of Man GEM Plus, LLC ("GEM") and maintains a capital investment in GEM. As of December 31, 2007, the Company has an investment in GEM of $2,304,664. The Company values its investment in GEM at the Company's pro rata share in the net assets of this entity, as provided by GEM as well as annual audited financial statements.

     The Company serves as the managing member of Man-AHL 130, LLC and maintains a capital investment in Man-AHL 130, LLC ("AHL 130"). As of December 31, 2007, the Company has an investment in AHL 130 of $17,802,773. The Company values its investment in AHL 130 at the Company's pro rata share in the net assets of this entity, as provided by AHL 130 as well as annual audited financial statements.

     The Company serves as the manager of Man AB Strategies AHL Trading, LLC ("AB Trading") and the managing member of Man Bayswater Trading, LLC ("Bayswater Trading"). Under the terms of the AB Trading and Bayswater Trading operating agreements, the Company shall make a contribution as determined under the Internal Revenue Code. As of December 31, 2007, the Company has an investment in Bayswater Trading of $682,795. The Company values its investment in Bayswater Trading at the Company's pro rata share in the net assets of this entity, as provided by Bayswater Trading as well as annual audited financial statements.

     The Company also serves as managing member for Man IP 220 Private, LLC, Man IP 220 Private (Series 2), LLC, Man IP 220 Private (Series 3), LLC, Man IP 220 Private (Series 4), LLC and Man IP 220 Private (Series 5), LLC (collectively, the "IP 220 Funds") and Man AB Strategies (Series 1), LLC and Man AB Strategies (Series 2), LLC (collectively the "AB Funds"). Under the terms of each Fund's operating agreement, the Company is not required to maintain a capital investment in each fund.

     The Company or an affiliate will bear the administrative expenses of AHL 130 in excess of 0.50% of its month-end net asset value during the first two fiscal years of AHL 130. Thereafter, expenses in excess of 0.50% of AHL 130's month-end net asset value will be paid by AHL 130, but may be paid by the Company or an affiliate at the Company's discretion. The Company or an affiliate is currently bearing administrative expenses of Diversified, AB AHL Trading, Bayswater Trading and AB Funds in excess of 1.00% and of GEM in excess of 0.50% of each fund's month-end net asset value but may discontinue this at its discretion.

     The Company serves as the managing member of Man Global Macro Growth & Income Fund and Man Dual Absolute Return Fund and has a $10,000 and $100,000 investment in each fund respectively. As these funds have not yet commenced trading, no change in carrying value of this investment has been recorded.

Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
------------------------------------------------------------------------------


     Condensed unaudited financial information of the funds in which the Company has an investment in at December 31, 2007 is as follows:



                                                                    Diversified
                                      Diversified   Diversified I        II        Bayswater
                                  ------------------------------------------------------------
Assets:
   Cash & cash equivalents              2,650,229       4,226,442     4,493,033       14,080
   Trading portfolio                   27,766,331      59,705,398   173,263,180   18,217,972
   Other assets                           807,928         605,316       300,000      217,000

     Total assets                      31,224,488      64,537,156   178,056,213   18,449,052

Liabilities                           (3,507,033)     (4,981,766)   (5,117,142)    (110,846)

Net assets                             27,717,455      59,555,390   172,939,071   18,338,206
                                  ------------------------------------------------------------
The Company's investment in
fund at December 31, 2007                  59,763         539,353       653,708      480,387
                                  ------------------------------------------------------------




                                                                                Man Global
                                                                                   Macro         Man Dual
                                                     Bayswater                    Growth &       Absolute
                                                      Trading,       Man Gem       Income         Return
                                         AHL 130        LLC            Plus         Fund           Fund
                                  -------------------------------------------------------------------------
Assets:
   Cash & cash equivalents              6,539,680          172         25,977      10,000         100,000
   Trading portfolio                   12,210,939    4,895,334     15,452,856           0               0
   Other assets                           157,961            0              0           0               0

     Total assets                      18,908,580    4,895,506     15,478,833      10,000         100,000

Liabilities                             (893,552)    (186,148)      (115,715)           0               0

Net assets                             18,015,028    4,709,359     15,363,118      10,000         100,000
                                  ------------------------------------------------------------------------

The Company's investment in
fund at December 31, 2007              17,802,773      682,795      2,304,664      10,000         100,000
                                  ------------------------------------------------------------------------

Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
------------------------------------------------------------------------------


     Management and Incentive Fees

     The Company earns a general partner fee equal to 1/12 of 1% on the net asset value of Diversified I, determined as of the end of each month before the deduction of that month's management fee, incentive fee, and capital withdrawals. The management fee is paid monthly in arrears.

     Diversified and Diversified II pay a management fee equal to 1/12 of 2% on the net asset values of each fund to Man-AHL (USA) Ltd., (the "Advisor") an affiliate of the Company, determined as of the end of each month before the deduction of that month's management fee, incentive fee and capital withdrawals. The management fee is paid monthly in arrears. The Advisor pays the Company 25 basis points of the 2% management fees collected from Diversified and Diversified II, monthly in arrears.

     The Company earns a management fee equal to 1/12 of 2% on each of the net asset values of Bayswater, determined as of the end of each month before the deduction of that month's management fee, profit allocation, and capital withdrawals. The management fee is paid monthly in arrears. As part of a fee sharing arrangement, the Company pays 45 basis points of the 2% management fee collected from Bayswater to Bayswater's trading advisor. Additionally, Bayswater's trading advisor pays the Company 40% of the 20% annual profit allocation earned by the trading advisor. The Company recognizes its portion of incentive fees from Bayswater's trading advisor when performance is known and the incentive fee is collectible.

     The Company earns a management fee equal to 1/12 of 2% of the month-end Net Asset Value of the Series A units in GEM and 1/12 of 1.5% of the month-end Net Asset Value of the Series B units in GEM. The management fee is paid quarterly in arrears. As part of a fee sharing arrangement, the Company pays 1% of the management fee collected from GEM to GEM's investment manager. The Company also earns an incentive fee equal to 20% of any new appreciation attributable to each Series of units. As part of a fee sharing agreement, the Company will pay the investment manager 15% of the 20% incentive fee earned. The incentive fee is paid quarterly in arrears.

     The Company earns a management fee equal to 1/12 of 2% on the net asset value of Bayswater Trading, determined as of the end of each month before the deduction of that month's management fee, incentive fee, and capital withdrawals. The management fee is paid monthly in arrears. As part of a fee sharing arrangement, the Company pays 45 basis points of the 2% management fee collected from Bayswater Trading to Bayswater's trading advisor. Additionally, Bayswater Trading's trading advisor pays the Company 40% of the 20% annual profit allocation earned by the trading advisor. The Company recognizes its portion of incentive fees from Bayswater Trading's trading advisor when performance is known and the incentive fee is collectible.

Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
------------------------------------------------------------------------------


     The Company earns a management fee equal to 1/12 of 1% on the net asset value of each of the IP 220 Funds and the AB Funds and 1/12 of 0.75% on the net asset value of AHL 130, determined as of the end of each month before the deduction of that month's management fee and capital withdrawals. The management fee is paid quarterly in arrears.

     Liabilities

     Accrued expenses and other liabilities consist primarily of legal expenses and bonus expense.

     Payable to affiliates represents reimbursement due for the Company's share of expenses incurred during the year.

     Tax Provision

     Income taxes are provided under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".

     The Company is included in the consolidated federal and state income tax returns filed by Man Investments USA Holdings Inc. Federal income taxes are determined on a separate return basis pursuant to a tax sharing agreement between the Company and Man Group USA Inc. The Company accounts for income taxes under the liability method. Under this method, deferred taxes are provided for the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when these differences are expected to reverse.

     In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB interpretation 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes." This standard defines the threshold for recognizing the benefits of tax-return positions in the financial statements as "more-likely-than not" to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely than-not criterion, based on the largest benefit that is more than 50% likely to be realized. For non-public entities, such as the Company, FIN 48 is effective as of the beginning of the first fiscal year beginning after December 15, 2007. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained at the adoption date. As of December 31, 2007, the Company has not evaluated the impact that will result from adopting FIN 48.

     Use of Estimates

     The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition. Actual results could differ from those estimates.

Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
------------------------------------------------------------------------------


     Contingencies

     In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, management expects the risk of loss to be remote.

     Related Party Transactions

     Man-Glenwood Inc. ("MGI"), an affiliate, provides the Company with technology support, legal and compliance as well as finance and administration services. In addition, MGI leases the office space occupied by the Company and the equipment used by the Company.

     Financial Accounting Standards Board Statement of Financial Accounting Standards No. 157

     In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements." This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The changes to current generally accepted accounting principles from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. As of December 31, 2007, management does not believe the adoption of SFAS No. 157 will impact the financial statement amounts; however, additional disclosures may be required.

        Man Investments (USA) Corp.

        Statement of Financial Condition

        March 31, 2007

                         Report of Independent Auditors

To the Shareholder of
Man Investments (USA) Corp.

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Man Investments
(USA) Corp. (the "Company") at March 31, 2007 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

The Company is an indirect wholly owned subsidiary of Man Investments Holdings Inc. (the "Parent"), and as disclosed in the footnotes to the statement of financial condition, has extensive transactions and relationships with the Parent and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PricewaterhouseCoopers LLP

Chicago, Illinois
June 22, 2007

Man Investments (USA) Corp.
Statement of Financial Condition
March 31, 2007
--------------------------------------------------------------------------------


Assets


Cash and cash equivalents

   Cash                                                      $40,710
   Deposit with an affiliate                               1,338,092
Management and incentive fees receivable                     601,184
Investments                                                9,198,605
Other assets                                                 122,056
Receivable from affiliates                                   306,205
                                                     ----------------
         Total assets                                 $   11,606,852
                                                     ================


Liabilities and Shareholder's Equity


Payable to affiliates                                 $    1,115,756
Accrued expenses and other liabilities                       886,120
                                                     ----------------
         Total liabilities                                 2,001,876


Shareholder's equity
   Common shares, $0.01 par value (600 shares
      issued and outstanding, 1,000 shares authorized)             6
   Additional paid-in capital                              6,250,994
   Retained earnings                                       3,353,976
                                                     ----------------
Total shareholder's equity                                 9,604,976
                                                     ----------------
         Total liabilities and shareholder's
         equity                                       $   11,606,852
                                                     ================


INVESTORS IN THE PARTNERSHIP RECEIVE NO INTEREST IN THIS ENTITY.

Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
--------------------------------------------------------------------------------


1. Organization

   Man Investments (USA) Corp. (the "Company"), a Delaware corporation, was formed on February 8, 2002 and is a wholly owned subsidiary of Man Investments Holdings Inc. (the "Parent"). The ultimate parent of Man Investments Holdings Inc. is Man Group plc, a United Kingdom public limited company. The Company is registered as a commodity pool operator and commodity trading advisor with the Commodity Futures Trading Commission and is a member of the National Futures Association. The Company is also registered as an investment adviser with the Securities and Exchange Commission.

2. Summary of Significant Accounting Policies

   Basis of Accounting

   The accompanying statement of financial condition has been prepared in conformity with accounting principles generally accepted in the United States of America.

   Cash and Cash Equivalents

   Cash and cash equivalents includes interest-bearing deposits with an affiliate in the amount of $1,338,092. The interest rate earned on deposits changes daily and was in the range between 5.01% to 5.73% from April 1, 2006 through March 31, 2007.

   Investments

   The Company serves as the general partner of Man-AHL Diversified Trading Company LP, ("AHL Trading Co."), Man-AHL Diversified LP ("Diversified"), Man-AHL Diversified I LP ("Diversified I"), Man-AHL Diversified II LP ("Diversified II") and Man-AHL Alpha LP ("Alpha") (collectively, the "AHL Limited Partnerships"). Under the terms of the limited partnership agreements of AHL Trading Co., Diversified I, Diversified II and Alpha, the Company is required to maintain a capital account equal to the lesser of (a) 1.01% of the aggregate net capital contributions made to the partnership by all partners from time to time (including the general partner's capital contributions) or (b) $500,000, or as advised by counsel. The Company values its investments in the AHL Limited Partnerships at the Company's pro rata interest in the net assets of these entities, as provided by the AHL Limited Partnerships as well as annual audited financial statements. As of March 31, 2007, the Company has investments in Diversified I, Diversified II and Alpha of $449,275, $530,058 and $623,594, respectively. The Company is required to maintain a minimum capital contribution in Diversified as required by law. As of March 31, 2007, the Company has an investment in Diversified of $49,283.

   The Company serves as the managing member of Man Bayswater Global Investments, LLC ("Bayswater") and maintains a capital investment in Bayswater. The Company values its investment at the Company's pro rata interest in the net assets of this entity. As of March 31, 2007, the Company has an investment in Bayswater of $602,809. The Company values its investment in Bayswater at the Company's pro rata share in the net assets of this entity, as provided by Bayswater as well as annual audited financial statements.

Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
--------------------------------------------------------------------------------

   The Company serves as the managing member of Man GEM Plus, LLC ("GEM") and maintains a capital investment in GEM. The Company values its investment at the Company's pro rata interest in the net assets of this entity. As of March 31, 2007, the Company has an investment in GEM of $2,625,540. The Company values its investment in GEM at the Company's pro rata share in the net assets of this entity, as provided by GEM as well as annual audited financial statements.

   The Company serves as the managing member of Man-AHL 130, LLC and has a $10,000 investment in Man-AHL 130, LLC ("AHL 130"). As AHL 130 has not yet commenced trading, no change in carrying value of this investment has been recorded.

   In connection with the anticipated offering of units of AHL 130, all of the offering and organizational costs incurred and accrued through March 31, 2007 were assumed by the Company or an affiliate. In addition, the Company or an affiliate will bear the administrative expenses of AHL 130 in excess of 0.50% of its month-end net asset value during the first two fiscal years of AHL
   130. Thereafter, expenses in excess of 0.50% of AHL 130's month-end net asset value will be paid by AHL 130, but may be paid by the Company or an affiliate at the Company's discretion. The Company or an affiliate is currently bearing administrative expenses of Diversified and GEM in excess of 1.00% and 0.50%, respectively, of its month-end net asset value but may discontinue this at its discretion.

   The Company serves as the manager of Man AB Strategies AHL Trading, LLC ("AB Trading") and the managing member of Man Bayswater Trading, LLC ("Bayswater Trading") and maintains a capital investment in AB Trading and Bayswater Trading. The Company values its investment at the Company's pro rata interest in the net assets of these entities. As of March 31, 2007, the Company has an investment in AB Trading of $772,085 and in Bayswater Trading of $3,535,961. The Company values its investment in AB Trading and Bayswater Trading at the Company's pro rata share in the net assets of this entity, as provided by AB Trading and Bayswater Trading as well as annual audited financial statements.

   The Company also serves as managing member for Man IP 220 Private, LLC, Man IP 220 Private (Series 2), LLC, Man IP 220 Private (Series 3), LLC, Man IP 220 Private (Series 4), LLC and Man IP 220 Private (Series 5), LLC (collectively, the "IP 220 Funds"). Under the terms of the IP 220 Funds' operating agreements, the Company is not required to maintain a capital investment in each of the IP 220 Funds.

Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
--------------------------------------------------------------------------------

   Condensed unaudited financial information of the funds the Company has an investment in at March 31, 2007 is as follows:


                                  Diversified        Diversified I     Diversified II             Alpha              Bayswater
                               -----------------  ------------------ ------------------      --------------     ------------------
Assets:
      Cash & cash equivalents            647,432           2,574,354            701,598          17,401,196                125,648
      Trading portfolio               14,194,174          34,444,738        151,969,716             324,339             19,193,648
      Other assets                        83,593             578,714            800,000                   -                750,000

         Total Assets                 14,925,199          37,597,806        153,471,314          17,725,534             20,069,296

Liabilities                            (754,822)         (3,240,332)        (1,754,619)           (121,377)              (823,615)

Net Assets                            14,170,378          34,357,473        151,716,695          17,604,157             19,245,682
                               -----------------  ------------------ ------------------      --------------     ------------------

The Company's Investment in
Fund at March 31, 2007                    49,283             449,275            530,058             623,594                602,809
                               =================  ================== ==================      ==============     ==================




                                                                            Man AB               Man
                                                                        Strategies AHL        Bayswater
                                        AHL 130        Man Gem Plus      Trading LLC         Trading LLC
                                      ----------     ---------------  -----------------    ----------------
Assets:
      Cash & cash equivalents             10,000              50,195          1,084,902           5,711,026
      Trading portfolio                        -           6,534,141         66,109,192          31,531,664

         Total Assets                     10,000           6,584,336         67,194,094          37,242,690

Liabilities                                    -           (159,159)       (65,865,098)        (31,258,363)

Net Assets                                10,000           6,425,177          1,328,996           5,984,327
                                      ----------     ---------------  -----------------    ----------------

The Company's Investment in
Fund at March 31, 2007                    10,000           2,625,540            772,085           3,535,961
                                      ==========     ===============  =================    ================


Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
--------------------------------------------------------------------------------

   Management and Incentive Fees

   The Company earns a general partner fee equal to 1/12 of 1% on the net asset value of Diversified I, determined as of the end of each month before the deduction of that month's management fee, incentive fee, and capital withdrawals. The management fee is paid monthly in arrears.

   Diversified and Diversified II pay a management fee equal to 1/12 of 2% on the net asset values of each fund to Man-AHL (USA) Ltd., (the "Advisor") an affiliate of the Company, determined as of the end of each month before the deduction of that month's management fee, incentive fee and capital withdrawals. The management fee is paid monthly in arrears. The Advisor pays the Company 25 basis points of the 2% management fees collected from Diversified and Diversified II, monthly in arrears.

   The Company earns a management fee equal to 1/12 of 2% on each of the net asset values of Bayswater, determined as of the end of each month before the deduction of that month's management fee, profit allocation, and capital withdrawals. The management fee is paid monthly in arrears. As part of a fee sharing arrangement, the Company pays 45 basis points of the 2% management fee collected from Bayswater to Bayswater's trading advisor. Additionally, Bayswater's trading advisor pays the Company 40% of the 20% annual profit allocation earned by the trading advisor. The Company recognizes its portion of incentive fees from Bayswater's trading advisor when performance is known and the incentive fee is collectible.

   The Company earns a management fee equal to 1/12 of 2% of the month-end Net Asset Value of the Series A units in GEM and 1/12 of 1.5% of the month-end Net Asset Value of the Series B units in GEM. The management fee is paid quarterly in arrears. As part of a fee sharing arrangement, the Company pays 1% of the management fee collected from GEM to GEM's investment manager. The Company also earns an incentive fee equal to 20% of any new appreciation attributable to each Series of units. As part of a fee sharing agreement, the Company will pay the investment manager 15% of the 20% incentive fee earned. The incentive fee is paid quarterly in arrears.

   The Company earns a management fee equal to 1/12 of 2% on the net asset value of Bayswater Trading, determined as of the end of each month before the deduction of that month's management fee, incentive fee, and capital withdrawals. The management fee is paid monthly in arrears. As part of a fee sharing arrangement, the Company pays 45 basis points of the 2% management fee collected from Bayswater Trading to Bayswater's trading advisor. Additionally, Bayswater Trading's trading advisor pays the Company 40% of the 20% annual profit allocation earned by the trading advisor. The Company recognizes its portion of incentive fees from Bayswater Trading's trading advisor when performance is known and the incentive fee is collectible.


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Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
--------------------------------------------------------------------------------

   The Company earns a management fee equal to 1/12 of 1% on the net asset value of each of the IP 220 Funds, determined as of the end of each month before the deduction of that month's management fee and capital withdrawals. The management fee is paid quarterly in arrears.

   Liabilities

   Accrued expenses and other liabilities consist primarily of legal expenses and bonus expense.

   Payable to affiliates represents reimbursement due for the Company's share of expenses incurred during the year.

   Tax Provision

   Income taxes are provided under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".

   The Company will be included in the consolidated federal and state income tax returns filed by Man Group USA Inc. (an affiliate and former parent) for the period April 1, 2006 through August 31, 2006. Beginning September 1, 2006, the Company will be included in the consolidated federal and state income tax returns filed by Man Investments USA Holdings Inc. Federal income taxes are determined on a separate return basis pursuant to a tax sharing agreement between the Company and Man Group USA Inc. The Company accounts for income taxes under the liability method. Under this method, deferred taxes are provided for the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when these differences are expected to reverse.

   Use of Estimates

   The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition. Actual results could differ from those estimates.

   Contingencies

   In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, management expects the risk of loss to be remote.


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Man Investments (USA) Corp.
Notes to Statement of Financial Condition (continued)
--------------------------------------------------------------------------------

   Related Party Transactions

   Man-Glenwood Inc. ("MGI"), an affiliate, provides the Company with technology support, legal and compliance as well as finance and administration services. In addition, MGI leases the office space occupied by the Company and the equipment used by the Company.

   Subsequent Events

   The Company made an additional investment into AHL 130 of $14,990,000 on April 2, 2007. This was funded through a capital contribution from the Parent.



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